Exhibit 10.25

FOSTER WHEELER AG
Lindenstrasse 10, 6340 Baar (Canton of Zug), Switzerland

STRICTLY PRIVATE & CONFIDENTIAL

AMEC plc (AMEC)
4th Floor
Old Change House
128 Queen Victoria Street
London
EC4V 4BJ

12 January 2014

Dear Sirs

Project Olympus

1.                                      We refer to the proposed recommended acquisition of the entire issued and to be issued share capital of Foster Wheeler AG (the Company) by AMEC (the Possible Transaction) on the principal terms and conditions set out in the draft press announcement appended to this letter (the Announcement).  This letter sets out the terms of the Company’s and AMEC’s agreement with respect to certain non-solicitation and other obligations.

2.                                      In consideration of AMEC agreeing to continue the negotiation of a definitive agreement in respect of the Possible Transaction, the Company agrees and undertakes to AMEC on the terms of this letter.  The obligations of the parties under this letter are conditional upon AMEC publishing the Announcement in the form of the draft appended to this letter subject to such changes as the parties may agree.

Non-Solicitation

3.                                      Subject to clause 4, the Company agrees that from the date of this letter until 6.00p.m. (London time) on 22 February 2014 (the Non-Solicitation Period), neither it nor any of its subsidiaries nor any of its or their respective directors, employees, advisers, agents or representatives (collectively, the Company Representatives) shall, directly or indirectly:

(a)                                 solicit, initiate or engage in any discussions or negotiations with any corporation, partnership, person or other entity or group (other than AMEC or any affiliate or associate of AMEC) concerning any Takeover Proposal; or

(b)                                 approve, endorse, recommend, execute or enter into any agreement, letter of intent or contract with respect to a Takeover Proposal.

As used herein, the term Takeover Proposal shall mean a proposal or offer made during the Non-Solicitation Period by any person other than AMEC and the members of its group, and its and their affiliates, relating to any (a) acquisition of assets of the Company or its subsidiaries (including any voting equity interests of subsidiaries, but excluding sales of assets in the ordinary course of business), (b) acquisition by a third party (and excluding arrangements in the ordinary course under equity compensation and other incentivisation arrangements) of equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any person beneficially owning (within the meaning of Section 13(d) of the United States Securities Exchange Act of 1934 (as amended)) equity interests of the Company or (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its subsidiaries (but excluding non-material acquisitions or sales in the ordinary course of business) which, in any such case, if consummated would result in a transaction taking place which would preclude or materially restrict the Possible Transaction.

4.                                      Notwithstanding anything to the contrary contained in this letter, nothing shall restrict the Company or the Company Representatives from taking any action in respect of any unsolicited bona fide written proposal received during the Non-Solicitation Period from a third party so long as the Company’s receipt of such written proposal did not result from the Company’s material breach of clause 3 hereof (nor, for the avoidance of doubt, shall anything contained in this letter prohibit the Company or any of the Company Representatives from: taking and disclosing to the Company’s shareholders, or any third parties or governmental or regulating bodies, a position with respect to a Takeover Proposal initiated by a third party (including a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act) or from making such other disclosure to the Company’s shareholders, or any third parties or governmental or regulating bodies, or from granting any waiver or release under, or terminating, any “standstill” or similar obligation, which, as advised by outside counsel, is advisable under applicable law or regulation (including any fiduciary duties of the Company Board, or any committee thereof, arising thereunder)).

5.                                      If the Company receives an unsolicited approach regarding a Takeover Proposal and, as a result, it or any of the Company Representatives directly or indirectly enters into discussions or negotiations with the person making the same (or any of its group companies or its or their directors, employees, advisors, agents or representatives), the Company shall notify AMEC in writing of the same as soon as reasonably possible.

6.                                      The parties agree to co-operate during the Non-Solicitation Period in good faith with a view to (a) reaching a binding agreement in respect of the Possible Transaction as soon as reasonably practicable following the date of this letter (and in any event before the end of the Non-Solicitation Period) and, in connection therewith, (b) satisfying the pre-conditions (applicable to the relevant party) specified in the Announcement and (c) enabling the US GAAP and IAS reconciliation workstream discussed between the parties to be completed; provided that, for the avoidance of doubt, nothing in this clause 6 shall oblige either party to enter into any binding agreement or to agree any terms with respect to the Possible Transaction (it being acknowledged that binding agreements in relation to a Possible Transaction remains subject to the approval of the boards of each of AMEC and the Company).

General

7.                                      The terms of this letter are subject to the confidentiality agreement dated 26 August 2013 between AMEC and the Company.

8.                                      The terms of this letter and any non-contractual obligations arising out of or in connection with it shall be governed by and interpreted in accordance with English law.

9.                                      The English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this letter including, without limitation, disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, this letter; and (ii) any non-contractual obligations arising out of or in connection with this letter.  For such purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction.

10.                               This letter may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this letter by e-mail attachment or telecopy shall be an effective mode of delivery.

11.                               A person who is not a party to this letter shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

Yours faithfully

/s/ J. Kent Masters
for and on behalf of Foster Wheeler AG

We confirm that we agree and accept the terms of this letter and intend to be legally bound by its terms

/s/ Alison Yapp
for and on behalf of AMEC plc

Dated 13 January 2014

APPENDIX

DRAFT ANNOUNCEMENT

Possible offer for Foster Wheeler and update on trading

AMEC, the international engineering and project management company, announces that it has provisionally agreed with Foster Wheeler AG (Foster Wheeler) the outline terms for a recommended cash and share offer for all of Foster Wheeler’s issued and to be issued share capital. Foster Wheeler shareholders would receive approximately 0.9(1) new AMEC shares and $16.00 in cash, together representing $32.00 for each Foster Wheeler share (the ‘possible offer’). The possible offer equates to a value of approximately $3.2 billion (£1.9 billion).

Foster Wheeler is an international engineering, construction and project management contractor and power equipment supplier. The board of AMEC believes the combination of the AMEC and Foster Wheeler businesses is a compelling proposition for all shareholders.

The cash component of the possible offer ($1,595 million, £968 million) is expected to be financed by a combination of AMEC’s existing cash resources and new debt financing.

AMEC expects the remainder of the offer to be satisfied by the issuance of new AMEC shares to Foster Wheeler shareholders, some or all of which may take the form of American Depositary Receipts. AMEC will seek a US listing in connection with the transaction.

If the possible offer is completed on the terms outlined above, Foster Wheeler shareholders would hold shares in AMEC representing approximately 23 per cent of its enlarged share capital, and AMEC would expect to have a pro-forma trailing 12 months ratio of net debt to EBITDA of approximately

1.6 times at completion. Foster Wheeler also expects to pay a pre-completion dividend of $0.40 for each Foster Wheeler share.

On completion of the transaction, two. non executive directors of Foster Wheeler are expected to join the AMEC board.

AMEC takes a disciplined approach to acquisitions, with clearly defined strategic and financial criteria.  Double-digit earnings accretion is expected in the first 12 months, with ROIC expected to exceed the cost of capital in the second 12 months period, after completion.

Key benefits of the proposed combination would include:

•                Positioning AMEC to serve across the whole oil and gas value chain, adding mid and downstream capabilities to AMEC’s existing upstream focus and bringing new customer relationships

•                Improved geographic footprint, more than doubling AMEC’s current revenues in the Growth Regions, Increasing AMEC’s Latin America exposure and bringing scale benefits

•               Annual cost synergies, estimated by AMEC to be at least $75 million, and additional significant tax and revenue synergies

•                Retaining AMEC’s low-risk and cash generative business model. Foster Wheeler has a similar business model, with predominantly cost-plus contracting and an asset-light engineering and project management business

•               Combining two highly skilled workforces with industry-leading engineering and project management expertise

•                Adding a robust and profitable power equipment business with a solid backlog of orders.

AMEC Chief Executive Samir Brlkho said: “The combination of our two businesses, AMEC and Foster Wheeler, would be financially and strategically attractive. As well as positioning us across the whole oil & gas value chain and providing scale in our Growth Regions, we would expect double-digit earnings enhancement in the first twelve months. I believe it would be a compelling proposition for our shareholders, customers and employees.”

The making of a firm offer remains subject to a number of pre-conditions, including the satisfactory completion of confirmatory due diligence by both parties, completion of debt financing arrangements by AMEC, unanimous recommendation by the board of Foster Wheeler and the negotiation of definitive agreements satisfactory to both AMEC and Foster Wheeler. Foster Wheeler has agreed not to solicit alternative proposals until 22 February 2014 by which time it is expected that definitive agreements will be entered into. Completion is anticipated in the second half of 2014, subject to AMEC shareholder approval and regulatory and anti-trust approvals. However, there is no certainty that a firm offer will be made or that the transaction will proceed.

AMEC outlook update

AMEC’s 2013 full year results will be announced on 13 February 2014.

AMEC has performed in line with its expectations for 2013 and the underlying business continues to perform as expected.

However, the recent strengthening of sterling relative to North American currencies means the forecast average exchange rates for 2014 are less favourable than 2013. This currently translates into an impact of approximately £10 million of EBITA, year-on-year.

The possible acquisition of Foster Wheeler is expected to be double-digit earnings enhancing in the first 12 months after completion. However, this will not be fully realised in 2014 and AMEC does not now expect to report adjusted earnings per share of greater than 100 pence in the year. The combination of Foster Wheeler and AMEC is expected to create sustainable value for shareholders for the long term.

AMEC will host a conference call for investors and analysts at 8:00am GMT today.

(1)              The possible exchange ratio of 0.8998 has been calculated using the AMEC share price at the close on 10 January 2014 of 1079p and a pound sterling to US$ exchange rate of 1:1.648.

Note: A diluted Foster Wheeler share count of 99.7 million shares has been used to calculate the total value of the possible offer and the associated cash component.

Bank of America Merrill Lynch is acting as exclusive financial adviser to AMEC. Bank of America Merrill Lynch and Barclays are joint corporate brokers to AMEC.

Ends

Enquiries:

AMEC	+44 20 7429 7500
Sue Scholes
Rupert Green

Bank of America Merrill Lynch	+44 20 7628 1000
Simon Mackenzie Smith
Michael Findlay

Brunswick	+44 20 7404 5959
Mike Harrison

Dania Saidam
Tripp Kyle and Jayne Rosefield	+1 (212) 333 3810

Notes to editors:

AMEC is a focused supplier of consultancy, engineering and project management services to its customers in the world’s oil and gas, mining, clean energy, environment and Infrastructure markets. With annual revenues of some £4.2 billion, AMEC designs, delivers and maintains strategic and complex assets and employs over 29,000 people in around 40 countries worldwide.

Foster Wheeler is a global engineering and construction company and power equipment supplier delivering technically advanced, reliable facilities and equipment. The company employs approximately 13,000 people in more than 30 countries with specialized expertise dedicated to serving its clients through one of Its two primary business groups.

Foster Wheeler’s two business groups are:

•    The Global Engineering and Construction (E&C) Group, which designs and constructs leading edge processing facilities for the upstream oil and gas, LNG and midstream, refining, chemicals and petrochemicals, power, mining and metals, environmental, pharmaceuticals, biotechnology and healthcare industries.

•    The Global Power Group (GPG), a world leader in combustion and steam generation technology that designs, manufactures and erects steam generating and auxiliary equipment for power stations and Industrial facilities and also provides a wide range of aftermarket services.

Foster Wheeler has a current market capitalisation of approximately $3.1 billion.  In 2012, Foster Wheeler generated operating revenues of $3.4 billion, EBITDA of $279 million and net Income of $150 million.

Forward-looking statements

This announcement contains statements which constitute “forward-looking statements”.  Forward- looking statements include any statements related to the expected benefits or estimated synergies resulting from a transaction with Foster Wheeler and are generally identified by words such as “believe,” “expect,” “anticipate,”  “intend,” “estimate,” “will,”  “may,” “continue,” “should” and other similar expressions. Forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of AMEC, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking statements.

AMEC does not undertake to update any of the forward-looking statements after this date to conform such statements to actual results, to reflect the occurrence of anticipated results or otherwise.

IMPORTANT INFORMATION:

This announcement is for informational purposes only and does not constitute or form part of an offer to sell or the solicitation of an offer to buy or subscribe to any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This announcement is not an offer of securities for sale into the United States. No offering of securities shall be made in the United States except pursuant to registration under the US Securities Act of 1933, or an exemption therefrom.

AMEC has not commenced and may not make an offer to purchase Foster Wheeler shares as described in this announcement. In the event that AMEC makes an offer (as the same may be varied or extended in accordance with applicable law), AMEC will file a registration statement on Form F-4, which will include a prospectus and joint proxy statement of AMEC and Foster Wheeler, and a Tender Offer statement on Schedule TO (the “Schedule TO”). If an offer is made it will be made exclusively by means of, and subject to, the terms and conditions set out in, an offer document containing and setting out the terms and conditions of the offer (the “Offer Document”) and a letter of transmittal and form of acceptance (the “Acceptance Forms”) to be delivered to Foster Wheeler, filed with the United States Securities and Exchange Commission (the “SEC”) and mailed to Foster Wheeler shareholders. Any offer in the United States will be made by AMEC or an affiliate of AMEC and not by any other person, Including Bank of America Merrill Lynch or Barclays.

The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this announcement is released, published or distributed should inform themselves about and observe such restrictions.

IF AN OFFER IS MADE, SHAREHOLDERS OF FOSTER WHEELER ARE URGED TO READ ANY DOCUMENTS REGARDING THE OFFER WHEN THEY BECOME AVAILABLE (INCLUDING THE EXHIBITS THERETO) AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER.

If an offer is made, the registration statement, the joint proxy statement, the Schedule TO and other related documents will be available electronically without charge at the SEC’s website, www.sec.gov, after they have been filed. Any materials filed with the SEC may also be obtained without charge at AMEC’s website, www.AMEC.com.

This announcement does not constitute an offer or a solicitation in any jurisdiction in which such offer or solicitation is unlawful. An offer will not be made in, nor will deposits be accepted in, any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, if an offer is made, AMEC may, in its sole discretion, take such action as it may deem necessary to extend an offer in any such jurisdiction.

Participants in the Solicitation

If the offer involves a solicitation of a proxy, AMEC, Foster Wheeler and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed offer. Information about AMEC’s directors and executive officers will be made available in the registration statement on Form F-4 if and when filed. . Information about Foster Wheeler’s directors and executive officers is available in its Form 10-K for the year ended December 31, 2012 dated March 1, 2013. Other Information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the transaction, if an offer is made, when they become available. If an offer is made, investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents using the sources indicated above.

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